UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2020

Advanced Energy Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26966	84-0846841
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1595 Wynkoop Street, Suite 800, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(970) 407-6626

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AEIS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Advanced Energy Industries, Inc. (the “Company”) appointed Neil D. Brinker as President of the Company, effective on May 20, 2020.  Mr. Brinker, 44, joined the Company in June 2018 as its Executive Vice President & Chief Operating Officer. Previously, Mr. Brinker served as a Group President at IDEX Corporation (“IDEX”), from July 2015, and was Platform President of IDEX’s Material Processing Technologies from May 2014 to July 2015 and General Manager of IDEX’s Fluid Management business from April 2012 to May 2014.  Mr. Brinker will also continue to serve in his current role as Chief Operating Officer of the Company.

Yuval Wasserman, who previously served as President and Chief Executive Officer of the Company until Mr. Brinker’s appointment, will continue as Chief Executive Officer of the Company. Mr. Brinker, in his capacity as President and Chief Operating Officer of the Company, will continue to report to the Company’s Chief Executive Officer, Mr. Wasserman.

In connection with Mr. Brinker’s promotion to the position of President, the Compensation Committee of the Board (the “Compensation Committee”) approved an increase in Mr. Brinker’s annual base salary from $475,000 to $550,000 (the “New Base Salary”).  As a result of the continued spread of COVID-19, the Company previously postponed merit increases for the base salaries of its named executive officers, including Mr. Brinker. Accordingly, Mr. Brinker’s actual post-promotion annual base salary will be $512,750 and is expected to be increased to the New Base Salary when merit increases for annual base salaries are reinstituted. In addition, the Compensation Committee approved an increase in Mr. Brinker’s (a) annual cash bonus target opportunity under the Company’s 2020 Short Term Incentive Plan from 70% to 75% and (b) long term incentive opportunity under the Company’s 2020 Long Term Incentive Plan from $1.1 million to $1.5 million, in both cases, with such increased amounts being pro-rated to reflect the period from May 20, 2020 to December 31, 2020.

There are no arrangements or understandings between Mr. Brinker and any other persons pursuant to which Mr. Brinker was named President of the Company. There are no family relationships between Mr. Brinker and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer, and Mr. Brinker is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of May 19, 2020, the Board approved an amendment and restatement of the Company’s Amended & Restated By-Laws (as amended, the “Second Amended & Restated By-Laws”) to: (i) make minor clerical edits; and (ii) better reflect the allocation of responsibilities and duties between the Chief Executive Officer and the President, including, but not limited to, amendments to clarify that:

● The Chief Executive Officer, as opposed to the President, is permitted to call a special meeting of the stockholders;

● In the absence of a Chairman of the Board, the Chief Executive Officer, as opposed to the President, will preside over annual and special meetings of the stockholders;

● The Chief Executive Officer, as opposed to the President, will receive written resignations from directors and other executive officers;

● The Chief Executive Officer, as opposed to the President, is permitted to call a special meeting of the Board;

● In the absence of a Chairman of the Board, the Chief Executive Officer, as opposed to the President, will preside over meetings of the Board;

● The Chief Financial Officer reports to the Chief Executive Officer, as opposed to the   President; and

● That the Chief Executive Officer, as opposed to the President, is permitted to remove any officer from office at any time, either with or without cause.

The foregoing description of the Second Amended & Restated By-Laws is qualified in its entirety by reference to the full text of the Second Amended & Restated By-Laws, a copy of which is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On May 20, 2020, the Company issued a press release announcing the appointment of Mr. Brinker as President of the Company.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 7.01.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Second Amended & Restated By-Laws of Advanced Energy Industries, Inc.
99.1	Press Release dated May 20, 2020 entitled “Advanced Energy Promotes Neil Brinker to President”.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED ENERGY INDUSTRIES, INC.

/s/ Thomas O. McGimpsey
Date: May 20, 2020	Thomas O. McGimpsey
Executive Vice President and General Counsel

4